Exhibit 10.1

SAVVIS, INC. 2003 INCENTIVE COMPENSATION PLAN

STOCK UNIT AGREEMENT

SAVVIS, Inc., a Delaware corporation (the “Company”), hereby grants stock units relating to shares of its common stock, $.01 par value (the “Stock”), to the individual named below as the Grantee. The terms and conditions of the grant are set forth in this Agreement and in the SAVVIS, Inc. 2003 Incentive Compensation Plan (the “Plan”).

Grant Date:                     , 20

Name of Grantee:

Grantee’s Social Security Number:             -            -

Number of Stock Units Covered by Grant:                      (“Total Stock Units”)

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is being provided with this Agreement. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

Form Restricted Stock Unit Agreement

SAVVIS, INC.

2003 INCENTIVE COMPENSATION PLAN

STOCK UNIT AGREEMENT

Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Stock Units”). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Definitions	“Change in Control” and “Involuntary Termination” shall have the meaning assigned to such terms in Exhibit A to this Stock Unit Agreement. The total number of Stock Units under this Stock Unit grant (as shown on the cover sheet) is referred to as your “Total Stock Units.”

Vesting	Your Stock Units shall vest on the earlier to occur of the following: [Insert Vesting Schedule] You cannot under any circumstance vest in more than 100% of the Total Stock Units.

Delivery of Stock Pursuant to Units

A certificate for 100% of the shares of Stock represented by your Stock Unit Agreement shall be delivered to you, or to your eligible beneficiary or your estate, on [Insert Delivery Schedule].

Notwithstanding the preceding paragraph:

•      If you are a “key employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shares would otherwise be delivered to you on account of your separation from Service, then such shares shall not be delivered to you until six months after your separation from Service to the extent such delayed delivery is required by Section 409A; and

•      If shares relating to the vested Stock Units would otherwise be delivered to you during a period in which you are: (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), then delivery of the shares related to the vested Stock Units will be delayed until the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading or similar plan restriction, but in any event no later than the end of the calendar year in which the shares would otherwise have been delivered without regard to this paragraph. Delivery of shares subject to vested Stock Units shall not be delayed pursuant to this paragraph if you have entered into a binding contract requiring the sale of the shares underlying the vested Stock Units required to cover applicable withholding taxes, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) contemplated by Rule 10b5-1 under the Exchange Act.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company if the Company has paid such tax, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained or employed by the Company or any Affiliates in any capacity.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the Stock relating to the Stock Units has been delivered to you. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a cash payment for each Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock.

Adjustments	In the event of any recapitalization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or a similar change in the Company stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) by the Board in accordance with the terms of the Plan. In addition, in the event of a Corporate Transaction in which the Company is not the surviving entity, any Stock Units covered by this grant shall be substituted for new restricted stock units relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments to the number of shares in order to preserve, or to prevent the enlargement of, the benefits intended to be made available under this Agreement.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Plan Administrator in the Company’s Legal Department to request paper copies of these documents.

Amendments	No amendment to this Stock Unit Agreement may impair your rights under this Stock Unit Agreement without your consent.

The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded. The Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

Exhibit A

1. For the purpose of this Stock Unit Agreement, “Change in Control” means the occurrence of any of the following events after the date of this Agreement:

(A) any Person (as defined herein) becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Act) of 50% or more of the Company’s then outstanding voting securities (measured on the basis of voting power); or

(B) the consummation of an agreement of merger or consolidation with any other corporation or business entity, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(C) the liquidation or dissolution of the Company or consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets.

For purposes of this definition, “Person” means any individual, entity or group within the meaning of Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (aa) the Company, (bb) Welsh, Carson, Anderson & Stowe VIII, L.P. and its Affiliates, (cc) One Equity Partners LLC and its Affiliates, (dd) Constellation Ventures Management II, LLC and its Affiliates, (ee) Oak Hill Special Opportunities Fund, L.P. and its Affiliates, (ff) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (gg) an underwriter temporarily holding securities pursuant to an offering of such securities, (hh) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Stock, or (ii) any person or entity or group acquiring securities of the Company pursuant to an issuance of securities approved by the Board.

2. For the purpose of this Stock Unit Agreement, “Involuntary Termination” means the termination of your Service by reason of: (A) your involuntary discharge by the Company for a reason other than for Cause; or (B) your voluntary resignation after any of the following events that are not cured by the Company within ten (10)

days after you give written notice to the Company of the occurrence of such event: (aa) a reduction in either your job title or responsibilities, compensation, perquisites, target bonus or equity incentive opportunities, (bb) a breach by the Company of a written agreement governing your employment, including any failure to pay salary or bonus when due; or (cc) the Company notifying you of the relocation of your position more than 50 miles from the metropolitan area in which you were located at the time of the Change in Control; provided and only if such change, reduction or relocation is effected by the Company without your consent.